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                                                             Exhibit 99(a)(1)(E)

               NOTICE OF CHANGE IN ELECTION FROM ACCEPT TO REJECT

     If you previously elected to accept Chordiant Software, Inc.'s Offer to Exchange (the "Offer"), and you would like to change your election and reject the Offer, you must sign this Notice and return it to Tony Boccanfuso, Senior Vice President of Worldwide Human Resources of Chordiant Software, Inc. (the "Company"), before 12:00 p.m., Pacific Daylight Time, on June 6, 2001, unless the Offer is extended. This Notice of Change in Election may be sent via mail or facsimile. Mr. Boccanfuso's direct facsimile number at the Company's corporate offices in Cupertino, California is (408) 517-4978. If you send your Notice of Change in Election form via facsimile, please send your original signed Notice of Change in Election form via mail to Tony Boccanfuso, Senior Vice President of Worldwide Human Resources at Chordiant Software, Inc. 20400 Stevens Creek Boulevard, Suite 400, Cupertino, CA 95014 as soon as possible. Notices returned via e-mail and e-mail notices will not be accepted. If you have questions regarding the process for returning this Notice, please contact Mr. Boccanfuso at (408) 517-6149 or at tony.boccanfuso@chordiant.com.

To Chordiant Software, Inc.:

     I previously received a copy of the Offer, the cover letter and Summary of Terms (each of which was dated May 4, 2001) and an Election Form. I signed and returned the Election Form, in which I elected to accept the Company's Offer. I now wish to change that election and reject your Offer. I understand that by signing this Notice and delivering it to Mr. Boccanfuso, I will be able to withdraw my acceptance of the Offer and reject the Offer instead. I have read and understand all of the terms and conditions of the Offer.

     I understand that in order to reject the Offer, I must sign and deliver this Notice to Tony Boccanfuso, Senior Vice President of Worldwide Human Resources before 12:00 p.m., Pacific Daylight Time, on June 6, 2001, or if the Company extends the deadline to exchange options, before the extended expiration of the Offer.

     By rejecting the Offer, I understand that I will not receive any New Options and I will keep my Eligible Options as listed on my personal Option Report. These options will continue to be governed by the stock option plan these options were granted under and the existing option agreements between the Company and me.

     I have completed and signed the following exactly as my name appears on my original Election Form. By executing this form, the undersigned hereby binds his or her successors, assigns and legal representatives.

I do not accept the offer to exchange options.

_______________________________       Date:____________________________________
     Optionee Signature

Name:__________________________       Identification Number:___________________
     (Please print)

Chordiant Software, Inc. hereby agrees and accepts this Notice of Change in Election from Accept to Reject, and such acceptance shall be binding on the Company's successors, assigns and legal representatives:

Chordiant Software, Inc.

___________________________________   Date:____________________________________
Steve G. Vogel
Senior Vice President of Finance, Chief Financial
Officer and Chief Accounting Officer